Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CEA Industries Inc. (formerly Surna Inc.)

Louisville, CO

We hereby consent to use in this registration statement on Form S-1 of our report dated March 23, 2021, relating to the December 31, 2020 consolidated financial statements of CEA Industries Inc. (formerly Surna Inc.) and subsidiary (which report expresses an unqualified opinion of the consolidated financial statements and an explanatory paragraph referring to the Company’s ability to continue as a going concern), which appears in the Form 10-K for the fiscal year ended December 31, 2020.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

December 14, 2021